SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

BIO-BRIDGE SCIENCE, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-1802936
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1211 West 22nd Street, Suite 615 Oak Brook, IL	60523
(Address of principal executive offices)	(Zip Code)

2004 Stock Incentive Plan
(Full title of the plan)

DR. LIANG QIAO BIO-BRIDGE SCIENCE, INC. 1211 WEST 22ND STREET, SUITE 615 OAK BROOK, IL 60523

(Name and address of agent for service)

630-928-0869
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common Stock, par value $0.001	2,000,000	$1.95	$3,900,000	$417.30

(1) Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the stock plan described herein as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding common stock.

(2) Estimated pursuant to Rule 457(h) solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices reported on December 27, 2005, as reported on the OTC Electronic Bulletin Board.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Explanatory Note

This Registration Statement on Form S-8 is being filed for the purpose of registering 2,000,000 shares of the Registrant’s Common Stock available for issuance under the Registrant’s 2004 Stock Incentive Plan.

Item 3.                   Incorporation of Documents by Reference.

The following documents previously filed by Bio-Bridge Science, Inc. (the “Registrant”) with the SEC are hereby incorporated by reference into this registration statement:

(a) The Registrant’s Prospectuses filed pursuant to Rule 424(b) under the Securities Act relating to the Registrant’s Registration Statements on Form SB-2, as amended (Registration No. 333- 127313 and Registration No. 333- 121786).

(b) The Registrant’s Quarterly Reports on Form 10-QSB (File No. 000-51497) for the quarters ended June 30, 2005 and September 30, 2005.

(c) The description of the Registrant’s Common Stock contained in its Registration Statement on Form 8-A, filed on August 12, 2005 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed with the SEC by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.               Description of Securities.

Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.               Interests of Named Experts and Counsel.

Richardson & Patel LLP has given an opinion on the validity of the securities being registered hereunder. Erick Richardson and Nimish Patel, partners of the law firm, are eligible to receive shares of the Registrant’s common stock pursuant to this Form S-8 registration statement. In addition, Richardson & Patel LLP owns an aggregate 100,000 shares of the Registrant’s Common Stock and an option to purchase 50,000 shares.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to officers, directors and other corporate agents in terms sufficiently broad to permit such indemnification under certain circumstances and subject to certain limitations.

Reference is made to the Registrant’s certificate of incorporation, which includes provisions that require the Registrant to indemnify its directors and officers to the full extent permitted by the Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Registrant’s charter documents provide that:

• The Registrant is required to indemnify its directors and officers for serving the Registrant in those capacities, to the fullest extent permitted by the Delaware General Corporation Law.

• The Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law.

• The Registrant is required to advance expenses to its directors and officers in connection with defending a proceeding (subject to certain exceptions).

Item 7.               Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

3.1(I)(1)	Certificate of Incorporation
3.1(II)(1)	Bylaws
5.1	Opinion of Richardson & Patel LLP, as to the legality of the securities being registered
10.4(1)	2004 Stock Incentive Plan
23.1	Consent of Weinberg & Company, P.A.
23.2	Consent of Richardson & Patel LLP (included in Exhibit 5.1)

(1) Incorporated by reference to the Registrant’s Registration Statement on Form SB-2, as amended (Registration No. 333-121786)

Item 9.  Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oak Brook, State of Illinois, on this 29th day of December 2005.

BIO-BRIDGE SCIENCE, INC. A Delaware Corporation

By:	/s/ Dr. Liang Qiao Dr. Liang Qiao
Its:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Form S-8 registration statement has been signed by the following persons in the capacities and on the dates indicated:

Dated: December 29, 2005	/s/ Dr. Liang Qiao
Dr. Liang Qiao, Chief Executive Officer, Secretary and Chairman of the Board (Principal Executive Officer)

Dated: December 29, 2005	/s/ Chuen Huei
Chuen Huei (Kevin) Lee, Chief Financial Officer (Principal Financial and Accounting Officer)

Dated: December 29, 2005	/s/ Wenhui Qiao
Wenhui Qiao, President and Director

Dated: December 29, 2005	/s/ Shyh-Jing
Shyh-Jing (Philip) Chiang, Director

Dated: December 29, 2005	/s/ Isao Arimoto
Isao Arimoto, Vice President and Director

Dated: December 29, 2005	/s/ Toshihiro Komoike
Toshihiro Komoike, Director

INDEX TO EXHIBITS

Exhibit Number	Description

3.1(I)(1)	Certificate of Incorporation
3.1(II)(1)	Bylaws
5.1	Opinion of Richardson & Patel LLP, as to the legality of the securities being registered
10.4(1)	2004 Stock Incentive Plan
23.3	Consent of Weinberg & Company, P.A.
23.4	Consent of Richardson & Patel LLP (included in Exhibit 5.1)

(1) Incorporated by reference to the Registrant’s Registration Statement on Form SB-2, as amended (Registration No. 333-121786)